EXHIBIT 8

                         Subsidiaries of the Registrant

NAME                                             JURISDICTION OF INCORPORATION         PERCENTAGE OWNERSHIP
----                                             -----------------------------         --------------------
Sunwide Capital Limited                          British Virgin Islands                100% (held by Registrant)

Silver Moon Technologies Limited                 British Virgin Islands                80% (held by Registrant)

Zhongwei Medi-China.com Limited                  Hong Kong Special Administrative      80% (100% held by Silver
                                                 Region                                Moon)

Feishang Mining Holdings Limited*                British Virgin Islands                100% (held by Registrant)

Wuhu Feishang Mining Development Co. Ltd.*       People's Republic of China            100% (held by FMH)

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*    Subsidiaries acquired on February 3, 2006.